Exhibit 99.1

ABX AIR HOLDS ANNUAL SHAREHOLDERS MEETING

WILMINGTON, Ohio—May 9, 2007—Shareholders of ABX Air (NASDAQ:ABXA) re-elected three directors, ratified the appointment of auditors and turned down two stockholder proposals at their annual meeting here today.

Directors re-elected to three-year terms on the ABX Air board were James E. Bushman, 62, Randy Rademacher, 50, and Frederick R. Reed, 58.

Bushman is Chairman and Chief Executive Officer of Cast-Fab Technologies, Inc. and Security Systems Equipment Corp. He has served on the ABX Air board since May 2004 and is Chairman of the Nominating and Governance Committee, and a member of the Audit and Compensation committees.

Rademacher, Chief Financial Officer for The Armor Group, has been a director since December 2006 and is a member of the Audit and Compensation committees.

Reed, Executive Vice President, General Counsel and a Consultant for Development Specialists, Inc., has been a director of the Company since August 2006, and is a member of the Audit Committee and the Nominating and Governance Committee.

Shareholders also ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2007, and turned down two stockholder proposals concerning executive compensation.

The meeting included a review of ABX Air’s operations for 2006 and the first quarter of 2007, and an overview of the Company’s strategy by President and Chief Executive Officer Joseph C. Hete.

ABX Air is a cargo airline that operates out of Wilmington, Ohio, and 17 hubs throughout the United States. In addition to providing airlift capacity and sort facility staffing to DHL, ABX Air provides charter, maintenance and package handling services to a diverse group of customers. ABX is the largest employer in a several-county area in southwestern Ohio.

Contact:    Quint Turner

ABX Air, Inc.

937-382-5591